Exhibit 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

Woodland Hills, CA, March 23, 2012 – Unico American Corporation (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three and twelve months ended December 31, 2011. For the three months ended December 31, 2011, revenues were $8.3 million and net income was $0.6 million ($0.12 diluted income per share) compared with revenues of $8.7 million and net income of $0.8 million ($0.14 diluted income per share) for the three months ended December 31, 2010. For the twelve months ended December 31, 2011, revenues were $34.6 million and net income was $3.7 million ($0.70 diluted income per share) compared with revenue of $37.1 million and net income of $2.3 million ($0.44 diluted income per share) for the twelve months ended December 31, 2010.

As of December 31, 2011, the Company had cash and investments (at amortized cost) of $128.5 million.  $89.9 million, or 70% of these investments were fixed maturity investments, and 82% of those fixed maturity investments were U.S. treasury securities.

Stockholders’ equity was $75.8 million as of December 31, 2011, or $14.20 per common share including unrealized after-tax investment gains of $1 million, compared to Stockholders’ equity of $73.4 million as of December 31, 2010, or $13.75 per common share including unrealized after-tax investment gains of $2.3 million.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

  UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	December 31	December 31
	2011	2010
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: December 31,
2011 $89,903; December 31, 2010 $123,301)	$ 91,357	$126,712
Short-term investments, at cost	38,139	6,466
Total Investments	129,496	133,178
Cash	467	45
Accrued investment income	681	691
Premium and notes receivable, net	5,304	4,364
Reinsurance recoverable:
Paid losses and loss adjustment expenses	60	49
Unpaid losses and loss adjustment expenses	7,975	11,816
Deferred policy acquisition costs	4,158	4,301
Property and equipment (net of accumulated depreciation)	231	1,631
Deferred income taxes	1,394	1,060
Other assets	609	540
Total Assets	$150,375	$157,675

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$ 54,487	$ 61,560
Unearned premium	15,912	15,930
Advance premium and premium deposits	818	830
Income taxes payable	-	1
Accrued expenses and other liabilities	3,310	6,000
Total Liabilities	$ 74,527	$ 84,321

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and
Outstanding shares 5,341,992 at December 31, 2011, and 5,333,081 at
December 31, 2010	$ 3,611	$ 3,555
Accumulated other comprehensive income	960	2,251
Retained earnings	71,277	67,548
Total Stockholders’ Equity	$ 75,848	$ 73,354

Total Liabilities and Stockholders' Equity	$150,375	$157,675

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)
REVENUES
Insurance Company Revenues
Premium earned	$8,051	$8,444	$32,072	$35,579
Premium ceded	1,374	1,770	5,348	7,427
Net premium earned	6,677	6,674	26,724	28,152
Investment income	624	805	2,897	3,490
Other income	86	187	1,171	692
Total Insurance Company Revenues	7,387	7,666	30,792	32,334

Other Revenues from Insurance Operations
Gross commissions and fees	907	1,035	3,698	4,492
Investment income	-	-	2	3
Finance charges and fees earned	16	40	71	277
Other income	2	6	14	15
Total Revenues	8,312	8,747	34,577	37,121

EXPENSES
Losses and loss adjustment expenses	3,771	4,086	14,387	18,470
Policy acquisition costs	1,758	1,747	7,081	7,283
Salaries and employee benefits	1,064	1,036	4,335	4,317
Commissions to agents/brokers	58	121	225	638
Other operating expenses	671	623	2,799	3,193
Total Expenses	7,322	7,613	28,827	33,901

Income Before Taxes	990	1,134	5,750	3,220
Income tax provision	346	376	2,010	891
Net Income	$644	$758	$3,740	$2,329

PER SHARE DATA:
Basic
Earnings Per Share	$0.12	$0.14	$0.70	$0.44
Weighted Average Shares	5,339	5,319	5,336	5,313
Diluted
Earnings Per Share	$0.12	$0.14	$0.70	$0.44
Weighted Average Shares	5,361	5,353	5,359	5,352

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	For the Twelve Months Ended
	December 31
	2011	2010
	(Unaudited)
Cash Flows from Operating Activities:
Net Income	$ 3,740	$ 2,329
Adjustments to reconcile net income to net cash from operations
Depreciation	59	127
Bond amortization, net	154	115
Non cash stock based compensation expense	31	-
Tax benefit from disqualified incentive stock options	(3)	(40)
Changes in assets and liabilities
Premium, notes and investment income receivable	(929)	73
Reinsurance recoverable	3,830	4,764
Deferred policy acquisition costs	142	655
Other assets	161	(62)
Unpaid losses and loss adjustment expenses	(7,073)	(10,025)
Unearned premium	(17)	(2,882)
Advance premium and premium deposits	(12)	(204)
Accrued expenses and other liabilities	(1,259)	(794)
Income taxes current/deferred	103	58
Net Cash Used by Operating Activities	(1,073)	(5,886)

Cash Flows from investing Activities
Purchase of fixed maturity investments	(14,794)	(33,025)
Proceeds from maturity of fixed maturity investments	48,039	38,049
Net (increase) decrease in short-term investments	(31,674)	2,692
Additions to property and equipment	(91)	(105)
Net Cash Provided by Investing Activities	1,480	7,611

Cash Flows from financing Activities
Repurchase of common stock	(11)	-
Dividends paid to shareholders	-	(1,917)
Proceeds from exercise of stock options	23	78
Tax benefit from disqualified incentive stock options	3	40
Net Cash Provided (Used) by Financing Activities	15	(1,799)

Net increase (decrease) in cash	422	(74)
Cash at beginning of period	45	119
Cash at End of Period	$ 467	$ 45

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	-	-
Income taxes	$ 1,909	$ 834

Supplemental Schedule of Non-Cash Investing Activities
(Write-offs) acquisition of fixed assets	$ (1,602)	$ 1,432